Exhibit 14.1

The Iberian Group Inc Code of Ethics and Business Conduct

1. Statement of Principles

The Iberian Group Inc. (“Iberian” or “the Company”) will conduct its business in strict compliance with all applicable laws, rules and regulations with honesty and integrity and with a strong commitment to the highest standards of ethics and business conduct. The Company’s employees are expected to conduct business affairs within both the letter and the spirit of the law and this Code of Ethics and Business Conduct (“Code”).

A basic principle is that integrity must guide the Company in all dealings with all parties.

2. Applicability

This Code applies to all employees, officers and members of the Board of Directors of the Company and its subsidiaries. Any employee's failure to comply with the Code could result in discipline or termination.

3. Compliance With Applicable Laws

All employees, officers and directors of the Company should comply with the laws, rules and regulations of USA and Canada and other countries, provinces, states and other jurisdictions, applicable to the Company or its business.

This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult your manager or the Company's Compliance Officer for the various guidelines which the Company has on certain laws, rules and regulations, including the Company's Insider Trading Policy.

4. Implementation and Reporting

All members of management are responsible for ensuring that they, and the employees who report to them, are familiar with this Code, and for promoting compliance with this Code. Any employee, officer or director who believes that a violation of this Code or other illegal or unethical conduct by any employee, officer, director, supplier or customer has occurred or may occur should promptly contact any member of management, or the Compliance Officer. Such reports may also be made confidentially or anonymously. Confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

5. Conflicts Of Interest

A "conflict of interest" may exist whenever the private interests of an employee, officer or director conflict in any way (or even appear to conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. U.S. federal securities law prohibits loans to directors and executive officers of companies whose securities are listed in the United States. In addition, it is a conflict of interest for a Company employee or officer to work or consult concurrently for, or own a significant financial interest in, a competitor, customer or supplier.

Although it is not always possible to avoid conflicts of interest, it is the Company’s policy to prohibit such conflicts whenever possible. Conflicts of interest may not always be clear-cut, so if an employee has a question, he or she should consult with a member of management . Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a member of management or the Compliance Officer.

6. Corporate Opportunity

Except as may be approved by the Board of Directors or a Committee of independent directors, employees, officers and directors are prohibited from: (a) taking for themselves personal opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c)competing with the Company.

7. Confidentiality

All employees and officers, under the Employee Confidentiality and Assignment of Rights Agreement signed when they joined the Company, and all directors, must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by law, regulations or legal proceedings.

8. Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Improperly accessing or stealing company information, misusing information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

9. Protection And Proper Use Of Company Assets

All employees, officers and directors should protect the Company's assets (including, but not limited to, physical assets, intellectual property, trade secrets, trademarks, patents, goodwill, etc.) and ensure their efficient use. All Company assets should be used for legitimate Company business purposes. The Company permits the incidental and occasional personal use of computers and internet access provided that business use of these items is not affected.

10. Accounting Complaints

The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. The Company is required to keep books, records and accounts that are in conformance with generally accepted accounting principles and that fairly and accurately reflect all transactions. The Company must also employ a system of internal accounting controls that safeguard the Company's assets and that provide an auditable record of financial transactions. Employees, officers or directors who have concerns or complaints regarding questionable accounting or auditing practices are encouraged to promptly submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially.

11. Reporting Any Illegal Or Unethical Behavior

Employees are encouraged to talk to a member of management about perceived illegal or unethical behavior and whenever they are in doubt about the best course of action to take in a particular situation. Any employee, officer or director who believes that a violation of this Code or other illegal or unethical conduct by any employee, officer or director has occurred or may occur should promptly contact any member of management, or the Compliance Officer. Such reports may also be made confidentially or anonymously.

12. No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code.

13. Public Company Reporting

As a public company, it is of critical importance that the Company's filings with the United States' Securities and Exchange Commission (SEC) be accurate and timely. Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements. The Company has formed a Disclosure Committee which includes the President, Chief Financial Officer, Legal Administrator and Investor Relations Administrator to oversee the preparation and review of public disclosure documents.

14. Offering of Business Courtesies (Gratuities/Gifts)

Guidelines It is the policy of the Company to treat the organizations and individuals we deal with in a fair manner and in accordance with applicable laws and regulations. The Company believes that business will be won or lost based on the merits of its products and/or the excellence of its people and performance. While the providing of modest entertainment and business courtesies is at times appropriate, they must not violate any law, regulation, or policy of the recipient's employer. Business courtesies are never to be offered to solicit a returned business favor from the recipient. Business courtesies should always be modest in value, and should never be extended under circumstances that could create even the appearance of impropriety or cause embarrassment to the Company.

It is essential that when providing a business courtesy, the recipient should be given the opportunity to express their concerns in regards of receiving any gift, and that the Company's employees be prepared for their offer to be declined.

U.S. compliance rules: This is most important when dealing with employees of the United States government. Almost without exception, U.S. government employees are forbidden by law from accepting items of value from a contractor who does business with the U.S. government. This includes even the most modest of meals, transportation or trinkets. Under the U.S. Anti-Kickback Act, kickbacks are defined as any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly, to any prime or subcontractor, prime or subcontractor employee, for the purpose of improperly obtaining or rewarding favourable treatment in connection with a prime or subcontract.

15. Acceptance of Business Courtesies (Gratuities/Gifts) Guidelines

The same attention to legal and ethical considerations that guides the Company's provisions of gratuities must be applied to the Company's dealing with our suppliers of goods and services or others who may offer gratuities. Business decisions regarding these parties shall be made on the basis of the quality, value and reliability of the products or services being offered or received. No employee should solicit or accept favours or preferential treatment as a condition of, or incentive for doing business with the Company.

Non-U.S. government rules: The Company recognizes that in certain circumstances it is reasonable and appropriate for employees to accept business courtesies, and has established the following guidelines:

Value	Approval Required
<$100	Employee discretion
$100 - $200	Manager’s discretion
$200 - $400	Compliance Officer
>$400	Prohibited

U.S. compliance rules: The rules are much more restrictive when dealing with suppliers or subcontractors under U.S. government prime or subcontracts. As noted above, the U.S. Anti-Kickback Act applies.

16.Proper Marketing Practices

Superior products offered at a reasonable price should be the Company’s primary marketing tools. The Company’s policy forbids the use of deceptive or misleading statements or any unethical attempts to induce the Company’s customers to award contracts or purchase orders to the Company.

17. Quality Assurance

The Company is ethically committed to supplying products which meet or exceed the quality standards as specified by our designs.

The Company shall work to establish and maintain documented procedures for appropriate inspection and testing activities in order to verify product and service specifications. The Company shall carry out inspection and testing in accordance with documented procedures to ensure conformance of the finished product to the specified requirements.

18. Labour and Material Project Charging

Labour and material costs must always be charged accurately and to the appropriate account, regardless of the financial status of the program, project, or contract or the budget status of a particular account. Timesheets and all other business records must be complete and accurate. Falsification of timesheets or other records is strictly prohibited. Correction of time sheets or other records can only be accomplished in accordance with the Company’s procedures and must be supported by appropriate documentation and approvals.

19. Amendment, Modification And Waiver

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of Canadian security regulations and the U.S. Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the Nasdaq National Market.